UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2008

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York	11788
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As reported on its Current Report on Interpharm Holdings, Inc.’s (“Holdings”) Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2008, Wells Fargo Bank, National Association (“Wells Fargo”) had informed and Interpharm, Inc., (the “Company”), a wholly owned subsidiary of Holdings, that it was in the process of assessing the Company’s eligible collateral under the Company’s credit agreement (the “Wells Fargo Credit Agreement”) and was providing limited credit availability for ongoing operations pending the outcome of that review. The Company has been in default under the Wells Fargo Credit Agreement since June 30, 2007.

As of the date of this Current Report, Wells Fargo has not demanded repayment of the outstanding amount under the Wells Fargo Credit Agreement, but has reserved the right to do.

Item 8.01	Other Evtents

On January 28, 2008, Wells Fargo informed the Company that it would consider providing the Company with credit availability on a limited basis on the condition that the Company (i) develops and implements a new operating plan focused on increasing the amount of eligible collateral and reducing costs and (ii) develop an alternative financing arrangement. In light of the foregoing, the Company is developing a new operating plan and is exploring strategic transaction alternatives, including a refinancing; however, any such plan that the Company may develop may not be sufficient to induce Wells Fargo to provide the Company with additional credit availability. The Company currently has no cash availability and in the event the Company fails to make progress on such activities to the satisfaction of Wells Fargo and Wells Fargo does not provide the Company with additional credit availability, or if the Company is unable to reach an acceptable alternative arrangement with Wells Fargo with regard to credit availability or obtain other means of financing, the Company would be unable to continue operating its business.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

January 29, 2008	By:	/s/ Peter Giallorenzo
Peter Giallorenzo
Chief Financial Officer and
Chief Operating Officer